Exhibit 99.2

NEWS RELEASE

Visteon Announces New $500 Million Share Repurchase Authorization

VAN BUREN TOWNSHIP, Mich., Jan. 16, 2018 – Visteon Corporation (Nasdaq: VC) today announced that its board of directors has authorized an additional share repurchase program of up to $500 million of common stock to be executed through 2020, reflecting the company’s strong balance sheet and free cash flow generation. Visteon expects to fund the repurchases through free cash flow generation. This authorization is in addition to the $400 million authorized by the board of directors in January 2017, of which $200 million has been completed by Dec. 31, 2017, and the remainder is expected to be executed by the end of March 2018.

“We are pleased to continue to drive shareholder value through additional share repurchases,” said Sachin Lawande, Visteon president and CEO. “This new authorization increases the total return to shareholders through share buybacks and special distributions to over $4 billion since 2012. We are confident in Visteon’s ability to generate value as we transform the company to be the technology leader in cockpit electronics while capitalizing on the potential of autonomous driving.”

Shares may be repurchased from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors. Such purchases will be made in accordance with applicable U.S. securities laws and regulations.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, SmartCore™ cockpit domain controllers, and vehicle connectivity. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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